Exhibit 10.7

                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG



                                 FUNDEVER, INC.



                           SCHOOLPOP ACQUISITION CORP.



                                 SCHOOLPOP, INC.



                                       AND



                        THE STOCKHOLDERS' REPRESENTATIVE


                                  JULY 17, 2003

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                                TABLE OF CONTENTS


                                                                            PAGE

1.  Definitions.............................................................. 1

2.  Basic Transaction........................................................12
    (a)  The Merger..........................................................12
    (b)  The Closing.........................................................13
    (c)  Actions at the Closing..............................................13
    (d)  Effect of Merger....................................................13
    (e)  Closing of Transfer Records.........................................21

3.  Representations and Warranties of Target.................................22
    (a)  Organization, Qualification, and Corporate Power....................22
    (b)  Capitalization......................................................23
    (c)  Authorization of Transaction........................................25
    (d)  Noncontravention....................................................25
    (e)  Financial Statements................................................27
    (f)  Compliance with Laws................................................28
    (g)  Employees...........................................................29
    (h)  Employee Benefits...................................................29
    (i)  Certain Business Relationships With Target..........................32
    (j)  Title to Assets.....................................................32
    (k)  No Subsidiaries.....................................................32
    (l)  Tax Matters.........................................................32
    (m)  Real Property.......................................................34
    (n)  Intellectual Property...............................................35
    (o)  Tangible Assets.....................................................37
    (p)  Contracts...........................................................38
    (q)  Notes and Accounts Receivable.......................................39
    (r)  Powers of Attorney..................................................40
    (s)  Insurance...........................................................40
    (t)  Environmental, Health, and Safety Matters...........................41
    (u)  Other Disclosure....................................................43
    (v)  Events Subsequent to the Most Recent Fiscal Year End................43
    (w)  Undisclosed Liabilities.............................................43
    (x)  Brokers' Fees.......................................................44
    (y)  Litigation..........................................................44
    (z)  Disclosure..........................................................44
    (aa)  Target Liability Schedule..........................................44

4.  Representations and Warranties of Parent and Sub.........................44
    (a)  Organization, Qualification, and Corporate Power....................45
    (b)  Capitalization......................................................46

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    (c)  Authorization of Transaction........................................47
    (d)  Noncontravention....................................................48
    (e)  Compliance with Laws................................................49
    (f)  Subsidiaries........................................................50
    (g)  Brokers' Fees.......................................................50
    (h)  Litigation..........................................................50
    (i)  Financial Statements................................................51
    (j)  Tax Matters.........................................................52
    (k)  Undisclosed Liabilities.............................................53

5.  Covenants 54
    (a)  General.............................................................54
    (b)  Notices and Consents................................................54
    (c)  Regulatory Matters and Approvals....................................54
    (d)  Operation of Business...............................................55
    (e)  Full Access.........................................................56
    (f)  Notice of Developments..............................................56
    (g)  No Solicitation.....................................................57
    (h)  Target Options/Target Warrants......................................58
    (i)  Indemnification of Officers and Directors...........................58
    (j)  Investor Questionnaires.............................................58
    (k)  Dissenters' Notcie..................................................59

6.  Conditions to Obligation to Close........................................59
    (a)  Conditions to Obligation of Parent and Sub..........................59
    (b)  Conditions to Obligation of Target..................................61

7.  Termination 64
    (a)  Termination of Agreement............................................64
    (b)  Effect of Termination...............................................65

8.  Remedies for Breaches of this Agreement..................................65
    (a)  Survival of Representations and Warranties..........................65
    (b)  Indemnification by the Holders of Target Preferred Stock............66
    (c)  Indemnification by Parent...........................................68
    (d)  Recoveries..........................................................69
    (e)  Indemnification Procedures..........................................69
    (f)  Stockholders' Representative........................................72

9.  Miscellaneous............................................................75
    (b)  Press Releases and Public Announcements.............................75
    (c)  No Third Party Beneficiaries........................................76
    (d)  Entire Agreement....................................................76
    (e)  Succession and Assignment...........................................76
    (f)  Counterparts........................................................76
    (g)  Headings............................................................77
    (h)  Notices and Addresses...............................................77


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    (i)  Governing Law.......................................................78
    (j)  Amendments and Waivers..............................................78
    (k)  Severability........................................................79
    (l)  Expenses............................................................79
    (m)  Construction........................................................79
    (n)  Incorporation of Exhibits and Schedules.............................79

Exhibit A -   Target Accounts Receivable Schedule
Exhibit B -   Target Liability Schedule
Exhibit C -   List of Schools Associated with Contingent Earn-Out Consideration
Exhibit D -   Certificate of Merger
Exhibit E -   Allocation Schedule for Cash Consideration, Note and
              Contingent Earn-Out Consideration Exhibit F - Note
Exhibit G-1 - Form of Consulting and Restrictive Covenant Agreements with
              Peter Kools
Exhibit G-2 - Form of Consulting and Restrictive Covenant Agreements with
              Matthew Ackerman
Exhibit H -   Form of Amended and Restated Certificate of Incorporation of
              Parent
Exhibit I -   Form of Investors' Rights Agreement

Target Disclosure Schedule
Parent Disclosure Schedule


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                          AGREEMENT AND PLAN OF MERGER



         This Agreement and Plan of Merger (the "Agreement") is entered into as of July 17, 2003 by and among FUNDEVER, INC., a Delaware corporation ("Parent"), SCHOOLPOP ACQUISITION CORP., a Delaware corporation ("Sub"), SCHOOLPOP, INC., a Delaware corporation ("Target") and Bud Colligan as "Stockholders' Representative". Parent, Sub, Target and the Stockholders' Representative are referred to collectively herein as the "Parties."

         WHEREAS, the respective boards of directors of Parent, Sub and Target have each approved the merger of Sub with and into Target (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby certain issued and outstanding shares of capital stock of Target not owned directly or indirectly by Parent or Target (and other than Dissenting Shares, as defined herein) will be converted into the Merger Consideration (as hereinafter defined);

         WHEREAS, the respective boards of directors of Parent, Sub and Target have each determined that the Merger is advisable and in the best interest of their respective stockholders;

         WHEREAS, the board of directors of Parent on its own behalf and in its capacity as the sole stockholder of Sub, the board of directors of Sub and the board of directors of Target each has approved this Agreement and the Merger upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1. Definitions. As used in this Agreement, the following capitalized words and terms have the referenced meanings:

         "Acquisition Proposal" shall have the meaning set forth in Section 5(h) below.

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         "Agreement" shall have the meaning set forth in the preface above.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "Affiliated Group" means any affiliated group within the meaning of
Section 3(l)(vi) (or any similar group defined under a similar provision of state, local, or foreign law).

         "Audit Period Termination Date" has the meaning set forth in Section 2(d)(v)(B)(3)(i) below.

         "Auditing Firm" has the meaning set forth in Section 2(d)(v)(B)(3)(i) below.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

         "California Code" means the California Corporations Code, as amended.

         "Cash Consideration" means an amount of money (payable by check) in United States dollars equal to the sum of (i) $345,000 (including the Deposit),
(ii) Cash held by Target immediately prior to the Effective Time, which shall be not less than the aggregate liabilities set forth in Column A of the Target Liability Schedule and (iii) the aggregate amount set forth on the Target Accounts Receivable Schedule attached hereto as EXHIBIT A (as updated immediately prior to the Effective Time), reduced by aggregate amount set forth in Column A of the Target Liability Schedule attached hereto as EXHIBIT B (as updated immediately prior to the Effective Time); provided, however, that in the event that prior to the Closing Date Parent or Target enters into an agreement with Weis Markets with respect to the promotion or encouragement of shopping at Weis Markets in order to benefit the shopper's designated school (a "Weis School"), then clause (i) above shall read as follows "(i) $400,000 (including the Deposit)".

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         "Certificate of Merger" shall have the meaning set forth in Section
2(c) below.

         "Closing" has the meaning set forth in Section 2(b) below.

         "Closing Date" has the meaning set forth in Section 2(b) below.

         "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidential Information" shall have the meaning set forth in that certain Mutual Non-Disclosure Agreement dated June 19, 2003 between Parent and Target.

         "Contingent Earn-Out Consideration" means:

                  (A) Six percent (6%) of all payments or consideration, including revenue, that Parent or any Affiliate of Parent recognizes, receives or becomes entitled to receive, as reflected on the profit and loss statements of Parent or any Affiliate thereof, which are related to the schools set forth on EXHIBIT C, from the Closing Date through the fifth year anniversary of the Closing Date; and

                  (B) Ten percent (10%) of all Net Payments generated from Target Business Lines from the Closing Date through the fifth year anniversary of the Closing Date; provided, however, that Net Payments from Target Business Lines shall not include any amounts described in (A); provided further, however, that in no event shall the Contingent Earn-Out Consideration exceed $32,000,000.

         "Deferred Intercompany Transaction" shall have the meaning set forth in Regulation Section 1.1502-13.

         "Delaware Act" means the General Corporation Law of the State of Delaware, as amended.

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         "Deposit" has the meaning set forth in Section 2(d)(vii) below.

         "Dissenting Share" means any share of Target Capital Stock held by a holder of record who has exercised and perfected his appraisal rights in accordance with Section 262 of the Delaware Act or, to the extent applicable, dissenters' rights in accordance with Chapter 13 of the California Code and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights.

         "Earn-Out Payment Dispute Notice" has the meaning set forth in Section 2(d)(v)(B)(3)(i) below.

         "Effective Time" has the meaning set forth in Section 2(a) below.

         "Employee Benefit Plan" has the meaning set forth in ERISA Section 3(3) and shall include any other employee benefit plan, program or agreement of any kind.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as in effect as of the date hereof.


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         "ERISA" shall mean Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Agent" has the meaning set forth in Section 2(d)(vii) below.

         "Excess Loss Account" has the meaning set forth in Regulation Section 1.1502-19.

         "Exchange Agent" has the meaning set forth in Section 2(c)(i) below.

         "GAAP" means United States generally accepted accounting principles as in effect as of the time of the financial statements to which the principles are applied.

         "Governmental Entities Permits" has the meaning set forth in Section 3(f). "Governmental Entity" has the meaning set forth in Section 3(d).

         "Indemnified Party" shall have the meaning set forth in Section 8(e).

         "Indemnifying Party" shall have the meaning set forth in Section 8(e).

         "Intellectual Property" shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

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

         "IRS" shall mean the Internal Revenue Service.

         "Knowledge" means actual knowledge of a Party (and, except where apparent from the context, its Subsidiaries), its officers, directors and employees having responsibility of a subject matter.

         "Law" means any federal, state, local, foreign or international law, statute, ordinance or rule, regulation, treaty, judgment, order, injunction, decree, arbitration award or agency requirement of any Governmental Entity.

         "Legal Provisions" shall have the meaning set forth in Section 3(f) below.

         "Losses" shall have the meaning set forth in Section 8(b) below.

         "Material Adverse Effect" means when used with respect to Parent, Sub or Target, as the case may be, any change or effect that is materially adverse to the business, assets, liabilities, results of operation, condition (financial or otherwise) of such Party or its Subsidiaries, as the case may be.

         "Merger" shall have the meaning set forth in the preface above.

         "Merger Consideration" shall have the meaning set forth in Section 2(d) below.

         "Merger Filing" shall have the meaning set forth in Section 2(c) below.

         "Most Recent Financial Statements" means the unaudited balance sheets and statements of income. "Most Recent Fiscal Month End" means May 31, 2003.

         "Most Recent Fiscal Year End" means December 31, 2002.

         "Multi-Employer Plan" shall have the meaning set forth in ERISA Section 3(37).

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         "Net Payments" means all payments or dollar value of consideration, including revenue, received or entitled to be received by Parent or any Affiliate of Parent from any merchant, vendor, supplier or partner based upon a specific transaction or action taken by a school supporter or organization supporter minus the rebate or the cost of consideration paid or to be paid to the supporter's school or organization based upon the specific transaction or action taken by such supporter. For the absence of doubt, Net Payments specifically exclude any and all bonus or promotional payments to the schools or organizations which are either based upon: (1) an aggregation of transactions or actions taken by school supporters or organization supporters and (2) an event or action that does not result in Parent or any Affiliate of Parent being entitled to value or consideration provided by a merchant, vendor, supplier or partner.

         "Note" means the convertible note to be issued to the Stockholders' Representative to hold for up to 120 days on behalf of the holders of Target Preferred Stock as further described in Section 2(d)(v) below.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Parent" shall have the meaning set forth in the preface above.

         "Parent-Owned Share" means any share of Target Capital Stock that Parent beneficially owns.

         "Parent Series A Preferred Share" means any issued and outstanding share of Series A preferred stock of Parent.

         "Parent Series B Preferred Share" means any share of authorized Series B preferred stock of Parent.

         "Parent Share" means any issued and outstanding share of common stock of Parent.

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

         "Party" shall have the meaning set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

         "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975. "Proposed Payment Notice" means that notice provided to the Stockholders' Representative pursuant to Section 2(d)(v)(B)(3), which notice shall contain the following:

                  (A) with respect to shopping via the worldwide web: price of merchandise sold by merchant, the dollar value of consideration received or entitled to be received by Parent or any Affiliate of Parent by merchant, Net Payment by merchant;

                  (B) with respect to shopping which is tracked via (1) a payment card or (2) other payment mechanism (regardless of the form of payment): gross value of merchandise sold by merchant, the dollar value of consideration received or entitled to be received by Parent or any Affiliate of Parent by merchant, Net Payment by merchant;

                  (C) with respect to recycling programs: Net Payment by school or organization;

                  (D) with respect to fees collected, charged, or otherwise chargeable as a result of an individual or group of individuals shopping: such fees collected, charged, or otherwise chargeable;

                  (E) with respect to payment card programs: number of cards issued, Parent's gross earnings for cards issued, Parent's Net Payment for cards issued, total dollars spent on all cards issued, dollar value of consideration received or entitled to be received by Parent or any Affiliate of Parent, Net Payment; and


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

                  (F) with respect to advertising or promotion of merchants, vendors or partners: Net Payment by merchant, vendor or partner.

                  (G) Payment or consideration, including revenue, that Parent or any Affiliate of Parent recognizes, receives or becomes entitled to receive which are related to the schools set forth on EXHIBIT C, by school.

         "Regulations" means proposed, temporary and final regulations promulgated under the Code.

         "Reportable Event" shall have the meaning set forth in ERISA ss.4043.

         "Requisite Parent Stockholder Approval" means the affirmative vote in favor of the Merger and the adoption of the amended and restated certificate of incorporation of Parent in substantially the form attached hereto as EXHIBIT H by the holders of at least a (i) majority of the Parent Shares and (ii) majority of the Parent Series A Preferred Shares, by written consent pursuant to the Delaware Act.

         "Requisite Target Stockholder Approval" means the affirmative vote in favor of this Agreement and the Merger by the holders of at least (i) a majority of the Target Shares, (ii) a majority of the Target Preferred Stock, (iii) a majority of the Series B Shares and (iv) sixty percent (60%) of the Series C Shares, present in person or by proxy at the Special Target Meeting or by written consent pursuant to the Delaware Act.

         "Restated Certificate" shall have the meaning set forth in Section 2(d)(ii) below.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, landlord's and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Series A Shares" means the issued and outstanding shares of Target's Series A Preferred Stock.

         "Series B Shares" mean the issued and outstanding shares of Target's Series B Preferred Stock.

         "Series C Shares" mean the issued and outstanding shares of Target's Series C Preferred Stock.

         "Special Target Meeting" shall have the meaning set forth in Section 5(c)(ii) below.

         "Stockholder Indemnified Parties" shall have the meaning set forth in
Section 8(c).

         "Stockholders' Representative" shall have the meaning set forth in
Section 8(f).

         "Sub" shall have the meaning set forth in the preface above.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Surviving Corporation" shall have the meaning set forth in Section 2(a) below. "Target" shall have the meaning set forth in the preface above.

         "Target Accounts Receivable Schedule" means the accounts receivable set forth on EXHIBIT A attached hereto. The Target Accounts Receivable Schedule (A) on the date hereof shall reflect such accounts receivable as of June 30, 2003 and (B) shall be updated immediately prior to the Effective Time to reflect such accounts receivable as of the Closing Date.

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

         "Target Business Lines" means (1) shopping via the worldwide web, (2) shopping which is tracked via (a) a payment card registered with Target, Parent or any Affiliate of Target or Parent, (b) other payment mechanism, or (c) any other identifying mechanism (despite the form of payment) which is registered with Target, Parent or any Affiliate of Target or Parent, (3) recycling programs, (4) service fees collected, charged, or otherwise chargeable to a school or organization as a result of an individual or group of individuals shopping for the benefit of that school or organization, (5) credit card issuance and usage co-marketing programs or (6) advertising or promotion fees from of merchants, vendors or partners.

         "Target Capital Stock" means the issued and outstanding shares of capital stock of Target.

         "Target Liability Schedule" means the schedule attached here to as EXHIBIT B containing two columns of Target liabilities: Column A lists liabilities for which funds have been set aside by Target for use by the Surviving Corporation to pay such liabilities after the Closing, and Column B lists liabilities to be paid by the Surviving Corporation after the Closing. The Target Liability Schedule (A) on the date hereof shall reflect such liabilities as of June 30, 2003 and (B) shall be updated immediately prior to the Effective Time to reflect such liabilities as of the Closing Date.

         "Target Options" means the outstanding options and stock purchase rights issued pursuant to the Target Stock Option Plans.

         "Target Preferred Stock" means the issued and outstanding Series A Shares, Series B Shares and Series C Shares.

         "Target Share" means any issued and outstanding share of common stock, par value $0.001 per share of Target.

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

         "Target Share Certificates" shall have the meaning set forth in Section 2(d)(vii).

         "Target Stockholder" means any Person who or which holds any Target Shares, Series A Shares, Series B Shares or Series C Shares.

         "Target Stock Option Plans" means the Schoolpop, Inc. 1999 Stock Plan and the Schoolpop, Inc. Executive Stock Plan.

         "Target Warrants" means the warrants set forth in Schedule 3(b) of the Target Disclosure Schedule.

         "Taxes" means any federal, state, local, foreign or other governmental agency tax, including any interest, penalty or addition thereto, whether disputed or not.

         "Tax Returns" means any federal, state, local, foreign or other governmental agency returns or other documents relating to Taxes, including any schedule or attachment thereto.

         "Updated Target Disclosure Schedule" shall have the meaning set forth in Section 3.

         "Weis Agreement" shall have the meaning set forth in the definition of "Cash Consideration" above.

         2. Basic Transaction.

                  (a) The Merger. On and subject to the terms and conditions of this Agreement, Sub shall merge with and into Target in a reverse triangular merger at the Effective Time. Target shall be the corporation surviving the Merger (the "Surviving Corporation"). Following the Merger, the separate corporate existence of Sub shall cease and Target shall (i) continue as the Surviving Corporation, (ii) succeed to and assume all the rights and obligations of Sub in accordance with this Agreement and the Delaware Act (iii) be governed by the laws of the Delaware Act (iv) continue under the name "Schoolpop, Inc."

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

                  (b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Parent, 3100 Five Forks Trickum Road SW, Suite 401, Lilburn, Georgia 30047, commencing at 10:00 a.m. local time on the first business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties shall take at the Closing itself), provided that such date shall be close of business on July 31, 2003, or such place and other date as the Parties may mutually determine (the "Closing Date").

                  (c) Actions at the Closing. At the Closing, (i) Target shall deliver to Parent and Sub the various certificates, instruments, and documents referred to in Section 6(a) below, (ii) Parent and Sub shall deliver to Target the various certificates, instruments, and documents referred to in Section 6(b) below, (iii) Sub and Target shall file a Certificate of Merger with the Secretary of State of the State of Delaware in the form attached hereto as EXHIBIT D (the "Merger Filing"), (iv) Parent shall deliver to the Exchange Agent, in the manner provided below in this Section 2, the Cash Consideration which comprises part of the Merger Consideration and the Parent shall deliver to the Stockholders' Representative, in the manner provided below in this Section 2, the Note (the remainder of the Merger Consideration, the earn-out payments comprising the Contingent Earn-Out Consideration, shall be provided to the holders of Target Preferred Stock (other than those who have perfected and not withdrawn dissenters' rights under the California Code or rights of appraisal pursuant to Delaware Law) quarterly as provided in Section 2(d)(v)(B)(3), subject to any applicable offsets pursuant to Section 8 hereof).

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                  (d) Effect of Merger.

                           (i) General. The Merger shall become effective at the
time (the "Effective Time") Sub and Target complete the Merger Filing. The Merger shall have the effect set forth in the Delaware Act. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Sub or Target in order to carry out and effectuate the transactions contemplated by this Agreement.

                           (ii) Certificate of Incorporation. The amended and
restated certificate of incorporation of Target (the "Restated Certificate") shall at the Effective Time be amended to read in its entirety in the same manner as the certificate of incorporation of Sub until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be the current name of Target.

                           (iii) Bylaws. The bylaws of Sub in effect at and as
of the Effective Time shall remain the bylaws of the Surviving Corporation without any modification or amendment in the Merger until amended in accordance with applicable law.

                           (iv) Directors and Officers. The directors of Target
as of the Effective Time shall resign and be replaced by Paul Robinson, Steve Avalone and Mickey Freeman. The officers of the Surviving Corporation as of the Effective Time shall be as follows:

                           Chief Executive Officer:           Paul Robinson
                           President:                         Mickey Freeman
                           Secretary:                         Steve Avalone
                           Treasurer:                         Paul Robinson

                           (v) Conversion of Target Securities. At and as of the
Effective Time:

                                    (A) Each issued and outstanding share of
capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share, of the Surviving Corporation;

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                                    (B) Other than Dissenting Shares, each share
of Target Preferred Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted automatically, without any action on the part of the holder thereof, and upon surrender in the manner provided in Section 2(d)(vii) hereof of the certificate(s) representing such shares, into the following ("Merger Consideration"):

                                             (1) that portion of the Cash
Consideration equal to the product derived by multiplying (x) the Cash Consideration by (y) the percentage set forth on EXHIBIT E hereto attributable to each Series A Share, Series B Share and Series C Share, as applicable, which percentage shall cause the Cash Consideration to be distributed to each Series A Share, Series B Share and Series C Share based upon the liquidation preference of each such share (the "Liquidation Preference"), as set forth in Article IV,
Section 2 of Target's Restated Certificate in effect immediately prior to the Effective Time;

                                             (2) An ownership interest in a
convertible promissory note with a principal amount of $1,055,000 in substantially the form attached hereto as EXHIBIT F (the "Note") equal to the percentage set forth on EXHIBIT E hereto attributable to each Series A Share, Series B Share and Series C Share, as applicable, which percentage shall cause the proceeds of the Note to be distributed to each Series A Share, Series B Share and Series C Share based upon the Liquidation Preference of each such share; provided, however, that in the event that prior to the Closing Date Parent or Target enters into a Weis Agreement, then the principal amount of the Note shall be $1,100,000; and;

                                             (3) The right to receive, (i)
within twenty (20) days of the end of each three-month period following the Closing Date, commencing with the three-month period ending October 31, 2003, a notice of the proposed earn-out payment for the preceding three-month period along with a report containing sufficient information to permit independent verification of the calculations as set forth in the Proposed Payment Notice and
(ii) within sixty (60) days of the end of each three-month period following the Closing Date, commencing with the three-month period ending October 31, 2003, that percentage attributable to each share of Target Preferred Stock, as set forth on EXHIBIT E hereto, of the Contingent Earn-Out Consideration for the applicable earn-out period, if any. The percentages set forth in EXHIBIT E shall cause the Contingent Earn-Out Consideration to be distributed to each Series A Share, Series B Share and Series C Share based upon the Liquidation Preference of each such share.

                           (i) Audit; Dispute Resolution. Until the applicable
"Audit Period Termination Date," which date shall be fifteen (15) days following the Stockholders' Representative's receipt of the Proposed Payment Notice, Parent shall, upon written request by the Stockholders' Representative, make available during normal business hours all books and records related the Proposed Payment Notice regarding which inquiry was made, for review by the Stockholders' Representative. In the event that the Stockholders' Representative disputes Parent's determination of the amount of an earn-out payment in a Proposed Payment Notice, the Stockholders' Representative shall notify Parent in writing (an "Earn-Out Payment Dispute Notice") of the amount, nature and basis of such dispute within five (5) days following the Audit Termination Date. The Stockholders' Representative and Parent shall first endeavor to resolve such dispute among themselves. If the Stockholders' Representative and Parent are unable to resolve the dispute within thirty (30) days following the date that the respective Earn-Out Payment Dispute Notice was received by Parent, the dispute shall be submitted to an accounting firm of national standing mutually selected by the Parties for resolution (the "Auditing Firm"). The Auditing Firm shall be instructed to use its best efforts to resolve the dispute within thirty
(30) days after its appointment and provide a written explanation of its decision. The determination of the Auditing Firm as to the resolution of any dispute shall be binding and conclusive upon Parent, Target Stockholders and all Parties to this Agreement, absent fraud. The fees and expenses of the Auditing Firm in connection with resolving an Earn-Out Dispute Notice shall be borne by the Party whose estimate of the Earn-Out Consideration related to such notice is further from the amount of Earn-Out Consideration determined by the Auditing Firm.

                           (C) All Target Shares shall be cancelled and
extinguished, and no cash or other consideration shall be delivered in exchange therefore.

                           (D) No stock options or stock purchase rights
outstanding under the Target Stock Option Plans shall be assumed or an equivalent option substituted by the Surviving Corporation or Parent or any of its Affiliates, and all vested options and stock purchase rights that have not been exercised prior to the Effective Time shall terminate. That certain warrant issued by Target to Imperial Bancorp described on the Schedule 3(b) of the Target Disclosure Schedule shall not be assumed by the Surviving Corporation or Parent or any of its Affiliates.

                           (E) each Parent-Owned Share shall be canceled; and

                           (F) each Target Share held in Target's treasury shall
be canceled.

                  (vi) Dissenting Shares.

                           (A) Notwithstanding any provision of this Agreement
to the contrary, each Dissenting Share shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2(d)(v), but the holder thereof shall be entitled to only such rights as are granted by the Delaware Act or the California Code, as the case may require. From and after the Effective Time, a holder of any Dissenting Share shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation.

                           (B) Notwithstanding the provisions of Section
2(d)(vi)(A), if any holder of shares of Target Capital Stock who either demands appraisal of such shares under the Delaware Act or exercises dissenters' rights in accordance with the California Code, shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal or dissent, as the case may be, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in
Section 2(d)(v), without interest thereon, upon surrender of such holder's Target Share Certificate representing such shares of Company Capital Stock.

                  (vii) Exchange of Certificates.

                           (A) Exchange Procedures. Parent shall select an
exchange agent (the "Exchange Agent") to receive the Cash Consideration to which the Target Stockholders are entitled pursuant to Section 2(d)(v) (subject to section 2(d)(vi), which Exchange Agent shall be a United States bank or trust company mutually agreed upon by Target and Parent. The Exchange Agent shall effect the exchange of the Cash Consideration for certificates which immediately prior to the Effective Time represented outstanding shares of Target Capital Stock ("Target Share Certificates") and which were converted into the right to receive the Merger Consideration pursuant to Section 2(d)(v) (subject to section 2(d)(vi)). At the Effective Time, Parent shall cause to be deposited in trust with the Exchange Agent the Cash Consideration.

         Upon the surrender of each Target Share Certificate entitled to Merger Consideration pursuant to Section 2(d)(v) (subject to section 2(d)(vi) for cancellation to the Exchange Agent, together with a properly completed letter of transmittal and such other documents as may reasonably be required by Parent:

                           (1) Parent shall immediately cause to be paid to the
holder of such Target Share Certificate in exchange therefor that portion of the Cash Consideration to which such holder is entitled pursuant to Section 2(d)(v)(B)(1);

                           (2) The Target Share Certificates so surrendered
shall forthwith be cancelled; and

                           (3) Parent shall issue the Note to the Stockholders'
Representative to hold on behalf of the holders of Target Preferred Stock and each such holder shall have a certain ownership interest in the Note as provided in Section 2(d)(v)(B)(2); and

                           (4) Each holder of Target Preferred Stock shall have
the right to receive the Contingent Earn-Out Consideration on the terms set forth in Section 2(d)(v)(B)(3), if and when paid.

         Until surrendered as contemplated by this Section 2(d)(vii), each Target Share Certificate shall, subject to rights of appraisal under the Delaware Act and dissenters rights under the California Code, be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Merger Consideration with respect to the shares of Target Capital Stock formerly represented thereby to which such holder is entitled pursuant to
Section 2(d)(v).

                           (B) No Further Rights in Target Capital Stock. The
Merger Consideration paid upon the surrender of shares of Target Capital Stock, if any, in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock.

                           (C) No Liability. Neither Parent nor the Surviving
Corporation shall be liable to any holder of shares of Target Capital Stock for any Merger Consideration or cash properly and legally delivered to a public official pursuant to any abandoned property, escheat or similar law.

                           (D) Withholding Rights. Each of the Exchange Agent,
the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Target Capital Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Exchange Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Target Capital Stock in respect of which such deduction and withholding were made by the Exchange Agent, the Surviving Corporation or Parent, as the case may be.

                           (E) Lost Certificates. If any Target Share
Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Target Share Certificate to be lost, stolen or destroyed and, if reasonably requested by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Target Share Certificate, Parent shall issue in exchange for such lost, stolen or destroyed Target Share Certificate, the Merger Consideration to which such person is entitled pursuant to Section 2(d)(v).

                  (viii) Escrow Deposit. Parent has delivered, on behalf of Sub, to Daryl Cramer & Associates, P.A., as escrow agent (the "Escrow Agent"), a deposit in the amount of $200,000 (the "Deposit"). The Deposit shall be applied to the Merger Consideration upon Closing as set forth in Section 2(d)(v)(B)(1) hereof, or returned to Sub in the event the Closing shall not occur.

                  In the event of a dispute of the disposition of the Deposit funds or if Escrow Agent is unsure of its duties and responsibilities hereunder, Escrow Agent is authorized to commence an action in the nature of an interpleader and deliver the Deposit to a court of competent jurisdiction in Palm Beach County, Florida for determination of disposition. Upon such deposit, the responsibility of the Escrow Agent as to the Deposit and its duties hereunder shall cease, and Escrow Agent shall be released from all liability hereunder, unless Escrow Agent fails to deposit the Deposit with the Palm Beach County court. The Escrow Agent shall be liable for its willful misconduct, but shall not be liable for any and all negligence, malfeasance, or non-feasance with regard to its responsibilities hereunder.

                  (e) Closing of Transfer Records. From and after the Effective Time, the transfer books of Target shall be closed and no transfer of Target Shares, or instruments convertible into or exchangeable for shares of Target Capital Stock, shall thereafter be made. If, after the Effective Time Target Share Certificates, or instruments convertible into or exchangeable for shares of Target Capital Stock, are presented to Parent, they shall be canceled and exchanged for the Merger Consideration, as set forth in Section 2(d)(v) hereof.

         3. Representations and Warranties of Target. Target hereby represents and warrants to Parent and Sub that as of the date hereof the statements contained in this Section 3 are true and correct as of the date hereof and shall be correct and complete as of the Closing Date in all material respects, except as set forth in the disclosure schedule delivered by Target to Parent and Sub concurrently with the execution of this Agreement (the "Target Disclosure Schedule"); provided, however, that Target may update the Target Disclosure Schedule and/or the Target Liability Schedule immediately prior to the Effective Time and upon delivery to Parent and Sub of such updated Target Disclosure Schedule (the "Updated Target Disclosure Schedule") and updated Target Liability Schedule, Target shall be deemed to have made the representations and warranties in this Agreement, as modified by such Updated Target Disclosure Schedule and updated Target Liability Schedule as of the date of such delivery (which date shall be on or prior to the Closing Date). References herein to Schedule 3(a),
Schedule 3(b), etc. refer to the Target Disclosure Schedule or the Updated Target Disclosure Schedule, as applicable.

                  (a) Organization, Qualification, and Corporate Power. Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect on Target or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Target has full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by them. Target has delivered to Parent, Sub or counsel to Parent a true and correct copy of its certificate of incorporation, as amended, and bylaws. Target is not in violation of any of the provisions of its Restated Certificate or bylaws or other charter or organizational documents, each as amended. Except as set forth in Schedule 3(a), there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities obligating Target to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as set forth on Schedule 3(a), Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                  (b) Capitalization. The entire authorized Target Capital Stock consists of 38,000,000 Target Shares and 22,040,450 shares of Target Preferred Stock, of which 6,864,296 Target Shares are issued and outstanding, 2,437,503 Series A Shares are issued and outstanding, 6,084,918 Series B Shares are issued and outstanding, and 12,640,935 Series C Shares are issued and outstanding. Except as set forth in Schedule 3(b), all of the issued and outstanding shares of Target Capital Stock have been duly authorized and are validly issued, fully paid, and nonassessable and are free and clear of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Restated Certificate or bylaws of Target or any agreement to which Target is a party or by which it is bound. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities other than pursuant to the exercise of (i) the Target Warrants and (ii) the Target Options outstanding under the Target Stock Option Plans. Except as set forth in Schedule 3(b), there are no outstanding or authorized performance units, stock appreciation, phantom stock, profit participation, or similar rights with respect to Target. To Target's Knowledge, except as set forth in Schedule 3(b), there are no voting trusts, proxies, or other agreements or other understandings with respect to the voting of any capital stock of Target. Schedule 3(b) sets forth the outstanding Target Options and Target Warrants, or other outstanding or authorized purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. Except as set forth in Section 3(b) of the Target Disclosure Schedule, none of the agreements and instruments relating to or issued under the Target Stock Option Plans have been amended, modified or supplemented in writing, and there are no written agreements to amend, modify or supplement such agreements or instruments in any case from the existing forms. All outstanding Target Shares, Target Options and the Target Warrants were issued in compliance with all applicable federal and state securities Law. As of the Closing, except for the warrants held by (i) Readers Digest Association, Inc, (ii) Heidrick and Struggles, Inc, and (iii) Imperial Bancorp (now Comerica) set forth in Schedule 3(b) (to the extent not terminated prior to Closing), all of the Target Options and the Target Warrants shall have been terminated and no Person shall be entitled to the issuance of any shares of Capital Stock.

         Except as set forth in Schedule 3(b) of the Target Disclosure Schedule, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Capital Stock or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for this Agreement and as set forth on
Schedule 3(b), there are no contracts, commitments or agreements relating to voting, purchase or sale of Target's Capital Stock (i) between or among Target and any of its stockholders or (ii) to Target's Knowledge, between or among any of Target's stockholders.

                  (c) Authorization of Transaction. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. On or prior to the date of this Agreement, the board of directors of Target declared the Merger advisable and in the best interest of its stockholders and approved execution and delivery of this Agreement in accordance with applicable law. The execution and delivery by Target of this Agreement and the consummation by Target of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target, subject to stockholder approval and the Merger Filing. Upon execution and delivery by all Parties, this Agreement shall constitute the valid and binding obligation of Target enforceable against it in accordance with its terms, except as the enforceability hereof and thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity.

                  (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any, federal, state and foreign court, commission, governmental body, regulatory or administrative agency, authority or tribunal (each "Governmental Entity") to which Target is subject or any provision of the Restated Certificate, or bylaws of Target or (ii) assuming that all consents, approvals, authorizations and other actions described in Schedule 3(d) have been obtained and all filings and obligations described such Schedule 3(d) have been made or complied with, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, mortgage, note lease, license, instrument or other arrangement to which Target is a party or by which it is bound or to which any of its material assets is subject (or result in the imposition of any Security Interest upon any of its material assets), except where with respect to (i) and (ii) above the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a Material Adverse Effect on the ability of the Parties to consummate the transactions contemplated by this Agreement or upon Parent or Sub. Except as set forth in Schedule 3(d) of the Target Disclosure Schedule, other than (A) the filings and/or notices in connection with the provisions of the Delaware Act or state securities laws and (B) such other consents, approvals, orders, authorizations, permits, filings, reports, or modifications that if not obtained or made would not reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement, Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement.

                  (e) Financial Statements. Attached hereto in Schedule 3(e) are the following financial statements (collectively the "Target Financial Statements"): (i) audited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1999 and December 31, 2000, (ii) unaudited balance sheets and statements of income as of and for the fiscal years ended December 31, 2001 and the Most Recent Fiscal Year End for Target; and (iii) the Most Recent Financial Statements as of and for the five months ended the Most Recent Fiscal Month End for Target. Except as set forth in Schedule 3(e), the Target Financial Statements (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby except as may be noted therein, fairly present the financial condition of Target as of the indicated dates and the results of operations of Target for the indicated periods (subject, in the case of unaudited statements, to normal and recurring year-end adjustments), were correct and complete in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements as of their respective dates and are consistent with the books and records of Target. Except as set forth in the Most Recent Financial Statements, in Schedule 3(e) or in the Target Liability Schedule attached hereto as EXHIBIT B (as updated immediately prior to the Effective Time), Target has no liabilities or obligations (whether accrued, absolute, contingent or otherwise) (i) of a nature required to be disclosed on a balance sheet or in the related notes to financial statements prepared in accordance with GAAP or (ii) which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Target. Except as set forth in Schedule 3(e), since the Most Recent Fiscal Month End, there has not been any material adverse change in the business, financial condition, operations, or results of operations of Target taken as a whole.

                  (f) Compliance with Laws. Target is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity applicable to it, its properties or other assets or its business or operations including any federal, state or local environmental Governmental Entity (collectively, "Legal Provisions"), except for instances of noncompliance or possible noncompliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Target. Target has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits, easements, variances, exceptions, consents, certificates, approvals, orders and rights of or with all Governmental Entities, including, to its Knowledge, under Environmental Health and Safety Requirements (collectively, "Governmental Entities Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as presently conducted, except for failures to have in effect such Permits that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Target. There has occurred no default under, or violation of, any such Permit, except individually or in the aggregate as has not had and would not reasonably be expected to have a Material Adverse Effect on Target. The Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Target. No action, demand, inquiry or investigation by any Governmental Entity and no suit, action or proceeding by any other Person, in each case with respect to Target or any of its properties or material assets under any Legal Provisions are pending or, to the Knowledge of Target, threatened, other than, in each case, those in which the outcome individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect on Target.

                  (g) Employees. To the Knowledge of Target, no executive, key employee, or group of employees has any plans to terminate employment with Target. Target is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To the Knowledge of Target, Target has not committed any unfair labor practice. Target does not have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Target.

                  (h) Employee Benefits.

                           (i) Schedule 3(h) lists each Employee Benefit Plan
that Target maintains, to which any of Target contributes or has any obligation to contribute, or with respect to which Target has any liability or potential liability.

                                    (A) Each such Employee Benefit Plan (and
each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan in all material respects and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, the Regulations and other applicable laws.

                                    (B) All required reports and descriptions
(including annual reports (Form 5500), summary annual reports, participant notice and election forms and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA, the Code and the Regulations with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to COBRA.

                                    (C) All contributions (including all
employer contributions and employee salary reduction contributions) which are due have been made within the time period prescribed by ERISA, the Code and the Regulations to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Target. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                                    (D) Each such Employee Benefit Plan which is
intended to meet the requirements of a "qualified plan" under Code Section 401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan.

                                    (E) With respect to each Employee Benefit
Plan and to the extent the following is applicable, Target has delivered to Parent, Sub or counsel to Parent correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

                           (ii) With respect to each Employee Benefit Plan that
any of Target and any ERISA Affiliate maintains, or to which any of them contributes, ever has contributed or has any obligation to contribute, or with respect to which any of them has any liability or potential liability:

                                    (A) no such Employee Benefit Plan which is
an Employee Pension Benefit Plan has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan has been instituted or, to the Knowledge of Target, threatened.

                                    (B) there have been no Prohibited
Transactions with respect to any such Employee Benefit Plan. To the Knowledge of Target, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Target, threatened. Target does not have any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                                    (C) Target has not incurred, and none of
Target's directors and officers (and employees with responsibility for employee benefits matters) has any reason to expect that Target will incur any liability to the PBGC (other than with respect to PBGC premium payments not yet due) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA Section 4201) or under the Code or Regulations with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan, or under COBRA with respect to any such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                           (iii) Neither Target nor any ERISA affiliate
contributes to, has any obligation to contribute to, or has any liability (including withdrawal liability as defined in ERISA Section 4201) under or with respect to any Multi-Employer Plan.

                  (i) Certain Business Relationships With Target. Except as set forth on Schedule 3(i), (A) neither Target Stockholders nor their Affiliates have been involved in any business arrangement or relationship with Target since the beginning of Target's Most Recent Fiscal Year End, and (B) neither Target Stockholders nor their Affiliates own any asset, tangible or intangible, which is used in the business of Target.

                  (j) Title to Assets. Except as set forth on Schedule 3(j), Target has good and marketable title to, or a valid leasehold interest in, the tangible properties and material assets used by them, located on their premises, or shown on the balance sheet for the Most Recent Fiscal Year End or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the Most Recent Fiscal Year End.

                  (k) No Subsidiaries. Target does not have any Subsidiaries.

                  (l) Tax Matters.

                           (i) Except as set forth on Schedule 3(l), Target has
filed all Tax Returns that it was required to file and that were due on or before the Closing Date. Except to the extent of any reserve for Tax Liability set forth on the face of the December 31, 2002 balance sheet contained in the Most Recent Financial Statements (rather than in any notes thereto), all such Tax Returns were correct and complete in all material respects. Except to the extent of any reserve for Tax Liability set forth on the face of the December 31, 2002 balance sheet contained in the Most Recent Financial Statements (rather than in any notes thereto), all Taxes owed by Target (whether or not shown on any Tax Return) have been paid in all material respects. Target currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Target does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Target that arose in connection with any failure (or alleged failure) to pay any Tax.

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

                           (ii) Target has withheld and paid all Taxes required
to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                           (iii) There is no dispute or claim concerning any Tax
Liability of Target either (A) claimed or raised by any authority in writing or
(B) as to which Target has Knowledge based upon personal contact with any agent of such authority. Schedule 3(l)(iii) lists all Tax Returns filed with respect to Target for taxable periods ended on or after June 30, 1998, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Target has delivered or made available to Parent, Sub or counsel to Parent correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Target since June 30, 1998.

                           (iv) Target has not waived any statute of limitations
in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                           (v) The unpaid Taxes of Target (A) did not, as of
December 31, 2002, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the December 31, 2002 balance sheet contained in the Most Recent Financial Statements (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target in filing their Tax Returns.

                           (vi) Target has not filed a consent under Code
Section 341(f) concerning collapsible corporations. Target has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. Target has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Target has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Target is not a party to any Tax allocation or sharing agreement. Target (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Target) or (B) does not have any liability for the Taxes of any Person (other than any of Target) under Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (m) Real Property. Target does not own any real property.
Schedule 3(m) lists and describes briefly all real property leased or subleased to Target. Target has delivered to Parent or its counsel correct and complete copies of the leases and subleases listed in Schedule 3(m) (as amended to date). With respect to each lease and sublease listed in Schedule 3(m), except as otherwise stated therein:

                           (i) the lease or sublease is legal, valid, binding,
enforceable, and in full force and effect in all material respects;

                           (ii) no party to the lease or sublease is in material
breach or material default, and, to Target's Knowledge, no event has occurred which, with notice or lapse of time, would constitute a material breach or material default or permit termination, modification, or acceleration thereunder;

                           (iii) to Target's Knowledge, no party to the lease or
sublease has repudiated any material provision thereof;

                           (iv) there are no material disputes, oral agreements,
or forbearance programs in effect as to the lease or sublease;

                           (v) Target has not assigned, transferred, conveyed,
mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

                           (vi) all facilities leased or subleased thereunder
have received all approvals of governmental authorities (including material licenses and permits) required in connection with the operation thereof, except where the lack of such approvals, licenses or permits would not have a Material Adverse Effect on Target, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects.

                  (n) Intellectual Property. To the Knowledge of Target, Target has not interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect, and none of the directors and officers (and employees with responsibility for Intellectual Property Matters) of Target has ever received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Target must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Target, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of Target in any material respect. (i) Schedule 3(n)

                           (i) identifies each patent or registration which has
been issued to Target with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which Target has made with respect to any of its Intellectual Property, and identifies each material license, agreement, or other permission which Target has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Target has delivered to Parent or its counsel correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Schedule 3(n)(i) also identifies each registered trademark used by Target in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Schedule 3(n)(i):

                           (A) to the Knowledge of Target, Target possesses all
right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                           (B) the item is not subject to any outstanding
injunction, judgment, order, decree, ruling, or charge;

                           (C) Target has not received notice of any action,
suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Target, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                           (D) Target has not agreed to indemnify any Person for
or against any interference, infringement, misappropriation, or other conflict with respect to the item, other than customary intellectual indemnities contained in its customer agreements.

                  (ii) Schedule 3(n)(ii) identifies each material item of Intellectual Property that any third party owns and that Target uses pursuant to license, sublicense, agreement, or permission, other than "off the shelf" software licensed to Target pursuant to shrinkwrap or clickwrap agreements. Target has delivered to the Parent or its counsel correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 3(n)(ii):

                           (A) the license, sublicense, agreement, or permission
covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

                           (B) no party to the license, sublicense, agreement,
or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                           (C) no party to the license, sublicense, agreement,
or permission has repudiated any material provision thereof; and

                           (D) Target not has granted any sublicense or similar
right with respect to the license, sublicense, agreement, or permission in violation of such license, sublicense, agreement or permission.

                  (o) Tangible Assets. The buildings, machinery, equipment, and other material tangible assets that Target owns and leases are, to Target's Knowledge, free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

                  (p) Contracts. Schedule 3(p) lists the following contracts and other agreements to which Target is a party:

                           (i) any agreement (or group of related agreements)
for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

                           (ii) any agreement (or group of related agreements)
for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or which specifies consideration in excess of $10,000;

                           (iii) any agreement concerning a partnership or joint
venture;

                           (iv) any agreement (or group of related agreements)
under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                           (v) any material agreement concerning confidentiality
or noncompetition;

                           (vi) any material agreement between Target and its
Affiliates;

                           (vii) any profit sharing, stock option, stock
purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                           (viii) any collective bargaining agreement;

                           (ix) any agreement for the employment of any
individual on a full-time basis;

                           (x) any agreement under which it has advanced or
loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                           (xi) any agreement under which the consequences of a
default or termination would have a material adverse effect on the business, financial condition, operations or results of operations of Target; or

                           (xii) any other agreement (or group of related
agreements) which specifies consideration in excess of $10,000.

         Target has delivered to Parent or its counsel a complete copy of each written agreement listed in Schedule 3(p) (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Schedule 3(p). With respect to each such agreement: (A) the agreement is valid and binding on Target and in full force and effect in all material respects; (B) Target's Knowledge, no party is in material breach or default, and, no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has provided Target with notice of repudiation of any material provision of the agreement.

                  (q) Notes and Accounts Receivable. Except as set forth on
Schedule 3(q), all notes and accounts receivable of Target are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and are reasonably expected to be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the balance sheet (rather than in any notes thereto) contained in the Most Recent Financial Statements as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Target.

                  (r) Powers of Attorney. Except as set forth on Schedule 3(r), to the Knowledge of Target, there are no material outstanding powers of attorney executed on behalf of Target.

                  (s) Insurance. Schedule 3(s) sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which Target is a party, a named insured, or otherwise the beneficiary of coverage:

                           (i) the name, address, and telephone number of the
agent;

                           (ii) the name of the insurer, the name of the
policyholder, and the name of each covered insured; (iii) the policy number and the period of coverage; (iv) the scope and amount of coverage; and (v) the premium charged.

         With respect to each such insurance policy: (A) to Target's Knowledge, the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither Target nor any other party to the policy is in material breach or material default (including with respect to the payment of premiums or the giving of notices), and, to Target's Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or material default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has provided Target with notice of repudiation of any material provision thereof. Schedule 3(s) describes any material self-insurance arrangements affecting Target.

         (t) Environmental, Health, and Safety Matters.

                  (i) To Target's Knowledge, Target has complied and is in compliance with all Environmental, Health, and Safety Requirements.

                  (ii) Without limiting the generality of the foregoing, each of Target and its Affiliates has obtained and materially complied with, and is in material compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on the attached Environmental and Safety Permits Schedule 3(t)(ii).

                  (iii) Target has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

                  (iv) To Target's Knowledge, none of the following exists at any property or facility owned or operated by Target: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

                  (v) To Target's Knowledge, Target has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

                  (vi) To Target's Knowledge, neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

                  (vii) To Target's Knowledge, Target has not, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

                  (viii) To Target's Knowledge, no facts, events or conditions relating to the past or present facilities, properties or operations of Target will prevent, or materially limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

         (u) Other Disclosure. Schedule 3(u) contains a true and correct list reflecting: (i) indebtedness for money borrowed by Target excluding trade credit or payables arising in the Ordinary Course of Business, (ii) guarantee arrangements or other agreements of Target assuming liability for the obligations of a Person other than Target, or (iii) agreements or covenants of Target materially limiting the ability of Target or any other Person, to engage in business or compete with or to obtain products or services from any Person or materially limiting the ability of any Person to provide products or services to Target.

         (v) Events Subsequent to the Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any change or event which had or would have a Material Adverse Effect on Target.

         (w) Undisclosed Liabilities. Except as set forth on Schedule 3(w), Target does not have any obligations or liabilities (contingent or otherwise) except obligations and liabilities (i) that are fully accrued or provided for in all material respects in the consolidated balance sheet of Target as of the Most Recent Fiscal Year End in accordance with GAAP, or disclosed in the notes therein in accordance with GAAP, (ii) that were incurred after the Most Recent Fiscal Year End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), or (iii) that either individually or in the aggregate would not have a Material Adverse Effect on Target.

         (x) Brokers' Fees. Except as set forth in Schedule 3(z), Target does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (y) Litigation. Target is not (i) subject to any outstanding inquiry, investigation, injunction, judgment, order, decree, ruling, or charge or (ii) a party to or, to the Knowledge of Target, threatened to be made a party to, any action, suit, proceeding, or hearing, inquiry or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitration tribunal.

         (z) Disclosure. To the Knowledge of Target, the representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

                  (aa) Target Liability Schedule. . The Target Liability Schedule (as it may be updated prior to the Effective Time) reflects all monetary obligations of Target (accrued, contingent or otherwise).

         4. Representations and Warranties of Parent and Sub. Parent and Sub hereby represent and warrant to Target that as of the date hereof the statements contained in this Section 4 are true and correct except as set forth in the disclosure schedule delivered by Parent and Sub to Target concurrently with the execution of this Agreement (the "Parent Disclosure Schedule"). References herein to Schedule 4(a), Schedule 4(b), etc. refer to the Parent Disclosure
Schedule:

                  (a) Organization, Qualification, and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Parent and Sub is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect on Parent and Sub, as the case may be, or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Each of Parent and its Subsidiaries has full power and authority to carry on the businesses in which they engaged and to own and use the properties owned and used by them. Parent and Sub have delivered to Target or counsel to Target a true and correct copy of the certificate or articles of incorporation, as amended, and bylaws, of Parent and Sub. Neither Parent nor Sub is in violation of any of the provisions of its certificate of incorporation or bylaws or other charter or organizational documents, each as amended. Parent is the owner of all outstanding shares of capital stock or voting securities of Sub. All of the outstanding share of capital stock and voting securities of Sub are owned by Parent, free and clear of all liens, charges, claims or encumbrances or rights of others. Except as disclosed in Schedule 4(b), there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Sub, or otherwise obligating Parent or Sub to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. . Parent does not have any Subsidiaries other than Sub. Parent and Sub do not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                  (b) Capitalization. The entire authorized capital stock of Parent currently consists of 40,000 Parent Shares and 5,000 Parent Series A Preferred Shares, of which 31,283 shares of Parent Shares and 5,000 shares of Parent Series A Preferred Shares and no shares of Parent Series B Preferred Shares are issued and outstanding. Upon filing the Restated Certificate, the entire authorized capital stock of Parent will consist of 15,000,000 Parent Shares, 500,000 Parent Series A Preferred Shares and 4,500,000 Parent Series B Preferred Shares, of which 3,128,300 shares of Parent Shares, 500,000 shares of Parent Series A Preferred Shares and no shares of Parent Series B Preferred Shares will be issued and outstanding. All of the issued and outstanding Parent Shares have been duly authorized and are validly issued, fully paid, and nonassessable and are free and clear of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the certificate of incorporation or bylaws, each as amended, of Parent or any agreement to which Parent is a party or by which it is bound. There are no other outstanding shares of capital stock or voting securities and, except pursuant to this Agreement, the certificate of incorporation of Parent, as amended, the Restated Certificate, the Note and the Investors' Rights Agreement attached hereto as EXHIBIT I, no outstanding commitments to issue any shares of capital stock or voting securities of Parent. To the knowledge of Parent and Sub, there are no voting trusts, proxies, or other agreements or other understandings with respect to the voting of any capital stock of Parent. Parent has no options, warrants, or other outstanding or authorized purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Parent to issue, sell, or otherwise cause to become outstanding any of its capital stock, except pursuant to this Agreement, the certificate of incorporation of Parent, as amended, the Restated Certificate, the Note and the Investors' Rights Agreement attached hereto as EXHIBIT I. All outstanding Parent Shares were issued in compliance with all applicable federal and state securities laws. There are no outstanding or authorized performance units, stock appreciation, phantom stock, profit participation, or similar rights with respect to Parent. Except as set forth in this Agreement, the certificate of incorporation of Parent, as amended, the Restated Certificate, the Note and the Investors' Rights Agreement attached hereto as EXHIBIT I, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Parent or obligating Parent to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in Schedule 4(b) of the Parent

Disclosure Schedule, other than this Agreement, the certificate of incorporation of Parent, as amended, the Restated Certificate, the Note and the Investors' Rights Agreement attached hereto as EXHIBIT I, there are no contracts, commitments or agreements relating to voting, purchase or sale of Parent's capital stock (i) between or among Parent and any of its stockholders or (ii) to Parent's Knowledge, between or among any of Parent's stockholders.

                  (c) Authorization of Transaction. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. On or prior to the date of this Agreement, the board of directors of Parent and Sub have each declared the Merger advisable and in the best interest of its stockholders and have each approved execution and delivery of this Agreement in accordance with applicable law. Parent, as the sole stockholder of Sub, has approved this Agreement and the Merger. The execution and delivery by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to the Merger Filing. Upon execution and delivery of this Agreement by all Parties, it shall constitute the valid and binding obligation of each of Parent and Sub enforceable against each of them in accordance with its terms, except as the enforceability hereof and thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity.

                  (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any

Governmental Entity to which any of Parent and its Subsidiaries is subject or any provision of the certificate of incorporation, as amended, or bylaws, as amended, of Parent or Sub or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, mortgage, note, lease, license, instrument or other arrangement to which Parent or Sub is a party or by which they are bound or to which any of their respective material assets are subject (or result in the imposition of any Security Interest upon any of its assets), except, where with respect to (i) and (ii) above the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a Material Adverse Effect on the ability of the Parties to consummate the transactions contemplated by this Agreement or upon Target. Other than (A) the filings and/or notices in connection with the provisions of the Delaware Act or state securities laws and (B) such other consents, approvals, orders, authorizations, permits, filings, reports, or modifications that if not obtained or made would not reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement, neither Parent nor Sub need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement.

                  (e) Compliance with Laws. (i) Parent is in compliance with all Legal Provisions, except for instances of noncompliance or possible noncompliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Parent or Sub. Each of Parent and Sub has in effect all Governmental Entities Permits necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as presently conducted, except for failures to have in effect such Permits that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Parent or Sub. There has occurred no default under, or violation of, any such Permit, except individually or in the aggregate as has not had and would not reasonably be expected to have a Material Adverse Effect on Parent or Sub. The Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. No action, demand, inquiry or investigation by any Governmental Entity and no suit, action or proceeding by any other Person, in each case with respect to Parent or any of its properties or other material assets (orSub) under any Legal Provisions are pending or, to the Knowledge of Parent, threatened, other than, in each case, those in which the outcome individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect on Parent or Sub;

                  (f) Subsidiaries. Sub is the sole Subsidiary of Parent. The entire authorized capital stock of Sub consists of 10,000 shares of $.001 par value common stock, of which 1,000 shares are issued and outstanding. Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to Sub. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of Sub. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of Sub are correct and complete. Neither Parent nor Sub controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of Parent.

                  (g) Brokers' Fees. Neither Parent nor Sub has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                  (h) Litigation. Neither Parent nor Sub is (i) subject to any outstanding inquiry, investigation, injunction, judgment, order, decree, ruling, or charge or (ii) a party to or, to the Knowledge Parent, threatened to be made a party to, any action, suit, proceeding, or hearing, inquiry or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitration tribunal.

                  (i) Financial Statements. Attached hereto in Schedule 4(i) are the following financial statements (collectively the "Parent Financial Statements"): (i) unaudited balance sheets and statements of income as of and for the Most Recent Fiscal Year and (ii) unaudited balance sheets and statements of income as of and for the Most Recent Fiscal Month End for Parent. Except as set forth in Schedule 4(i), the Parent Financial Statements (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby except as may be noted therein, fairly present the financial condition of Parent as of the indicated dates and the results of operations of Parent for the indicated periods (subject, in the case of unaudited statements, to normal and recurring year-end adjustments), were correct and complete in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements as of their respective dates and are consistent with the books and records of Parent. Except as set forth in the Most Recent Financial Statements or in Schedule 4(i), Parent has no liabilities or obligations (whether accrued, absolute, contingent or otherwise) (i) of a nature


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

required to be disclosed on a balance sheet or in the related notes to financial statements prepared in accordance with GAAP or (ii) which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Parent or Sub. Except as set forth in Schedule 4(i), since the Most Recent Fiscal Month End, there has not been any material adverse change in the business, financial condition, operations, or results of operations of Parent taken as a whole.

                  (j) Tax Matters.

                           (i) Except as set forth on Schedule 4(j), Parent has
filed all Tax Returns that it was required to file and that were due on or before the Closing Date. Except to the extent of any reserve for Tax Liability set forth on the face of the December 31, 2002 balance sheet contained in the Most Recent Financial Statements (rather than in any notes thereto), all such Tax Returns were correct and complete in all material respects. Except to the extent of any reserve for Tax Liability set forth on the face of the December 31, 2002 balance sheet contained in the Most Recent Financial Statements (rather than in any notes thereto), all Taxes owed by Parent (whether or not shown on any Tax Return) have been paid in all material respects. Parent currently is not the beneficiary of any extension of time within which to file any Tax Return, except Form 1120 and state income tax returns for its most recent fiscal year end. No claim has ever been made by an authority in a jurisdiction where Parent does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Parent that arose in connection with any failure (or alleged failure) to pay any Tax.

                           (ii) Parent has withheld and paid all Taxes required
to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                           (iii) There is no dispute or claim concerning any Tax
Liability of Parent either (A) claimed or raised by any authority in writing or
(B) as to which Parent has Knowledge based upon personal contact with any agent of such authority. Parent has not yet filed any income tax returns. Parent has delivered or made available to Target or counsel to Target correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Parent since June 30, 1998.

                           (iv) Parent has not waived any statute of limitations
in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                           (v) The unpaid Taxes of Parent (A) did not, as of
December 31, 2002, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the December 31, 2002 balance sheet contained in the Most Recent Financial Statements (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Parent in filing their Tax Returns.

                           (vi) Parent has not filed a consent under Code
Section 341(f) concerning collapsible corporations. Parent has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. Parent has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Parent is not a party to any Tax allocation or sharing agreement.

                           (vii) Parent (A) has not been a member of an
Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (B) does not have any liability for the Taxes of any Person (other than any of Praent) under Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

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

                  (k) Undisclosed Liabilities. Parent does not have any obligations or liabilities (contingent or otherwise) except obligations and liabilities (i) that are fully accrued or provided for in all material respects in the consolidated balance sheet of Parent as of the Most Recent Fiscal Year End in accordance with GAAP, or disclosed in the notes therein, (ii) that were incurred after the Most Recent Fiscal Year End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), or (iii) that either individually or in the aggregate would not have a Material Adverse Effect on Parent or Sub.

         5. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement through the earlier of Closing or termination of this Agreement:

                  (a) General. Each of the Parties shall use its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the Closing conditions set forth in Section 6 below).

                  (b) Notices and Consents. Target shall give any notices to third parties, and shall use its reasonable best efforts to obtain necessary third party consents, that Parent and Sub may reasonably request in connection with the matters referred to in Section 3(d) above.

                  (c) Regulatory Matters and Approvals. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any necessary authorizations, consents, and approvals of Governmental Entities in connection with the matters referred to in Section 3(d) and Section 4(d) above.

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

                  (d) Operation of Business. Without the written consent of Parent, the Target shall not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, without the written consent of Parent:

                           (i) Target shall not authorize or effect any change
in its certificate of incorporation or bylaws;

                           (ii) Target shall not grant any options, warrants, or
other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock;

                           (iii) Target shall not declare, set aside, or pay any
dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock other than repurchases of Target Shares at cost from former employees and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

                           (iv) Target not shall issue any note, bond, or other
debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

                           (v) Target shall not impose any Security Interest
upon any of its assets outside the Ordinary Course of Business;

                           (vi) Target shall not make any capital investment in,
make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

                           (vii) Target shall not make any change in employment
terms for any of its officers, or enter into any other arrangement or agreement (including paying any bonuses, or paying any other compensation) with its


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

directors, officers or beneficial owners of 5% of any class of equity security, and Target shall not make any change in employment terms for any of its employees outside the Ordinary Course of Business; and

                           (viii) Target shall not commit to any of the
foregoing.

                  (e) Full Access. Each of the Parties shall permit representatives of the other Parties to have full access during normal business hours to all its premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to it, provided that such access shall not unreasonably interfere with the Party's business and operations.

         Each Party acknowledges that Target and Parent have previously entered into a Mutual Non-Disclosure Agreement dated June 19, 2003 (the "NDA"), which will continue in full force and effect in accordance with its terms as amended hereby as follows: Notwithstanding anything in the NDA to the contrary, each Party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated by this Agreement (the "Transactions") and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structures.

                  (f) Notice of Developments. Each Party shall give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

                  (g) No Solicitation.

                           (i) Without limitation of Target's other obligations
under this Agreement and subject to fiduciary obligations under applicable law, Target agrees that neither it nor any of its officers and directors shall, and that it shall use its reasonable best efforts to cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, or any purchase or sale of the consolidated assets (any such proposal or offer other than a proposal or offer made by Parent or an affiliate thereof is referred to as an "Acquisition Proposal"). Target further agrees that neither it nor any of its officers and directors shall, and that it shall use its reasonable best efforts to cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, have any discussion with or provide any Confidential Information received from any of the other Parties or data to any person or relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal.

                           (ii) Target agrees that it shall, and shall cause its
officers, directors and representatives to, immediately cease and cause to be terminated any discussions or negotiations by Target or representatives thereof existing as of the date of this Agreement with any Persons conducted with respect to any Acquisition Proposal. Target agrees that it shall use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5(g).

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

                  (h) Target Options/Target Warrants. Target shall cause all Target Options to become fully vested such that the holders thereof shall exercise any such rights prior to the Closing or such Target Options and stock purchase rights shall terminate. Target shall use its best efforts to terminate the Target Warrants.

                  (i) Indemnification of Officers and Directors. For three years from and after the Closing Date, the Surviving Corporation agrees to indemnify (including advancement of expenses) and hold harmless the past and present officers and directors of the Company to the same extent such persons are indemnified as of the date of this Agreement by Target pursuant to Target's Restated Certificate or bylaws or under applicable law for acts or omissions which occurred at or prior to the Effective Time. This indemnification shall not apply to any claim by an indemnified party pursuant to the terms of this Agreement or any other agreement contemplated by this Agreement.

                  (j) Investor Questionnaires. Not less than ten (10) days prior to Closing, Target shall forward to each Target Stockholder (for completion and return) an investor questionnaire such as is typically used to determine whether a purchaser of a security will qualify as an accredited investor and whether the purchaser is a sophisticated purchaser. The form of such document shall be subject to approval by counsel to Parent, whose consent shall not be unreasonably withheld. Target shall use reasonable efforts to seek the return of such completed forms and forward them to counsel for Parent promptly upon receipt.

                  (k) Dissenters' Notice Prior to the Effective Time, Target shall deliver to the Target Stockholders notice of the Merger and the availability of appraisal rights under the Delaware Act (and dissenter's rights under the California Code, to the extent applicable) in accordance with the procedures set forth in the Delaware Act (and the California Code, to the extent applicable). The form of such notice shall be subject to approval by counsel to Parent, whose consent shall not be unreasonably withheld.

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

         6. Conditions to Obligation to Close.

                  (a) Conditions to Obligation of Parent and Sub. The obligation of Parent and Sub to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) this Agreement and the Merger shall have received
the Requisite Target Stockholder Approval;

                           (ii) Target shall have procured all of the third
party consents referred to in Section 5(b) above;

                           (iii) the representations and warranties set forth in
Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                           (iv) Target shall have performed and complied with
all of its covenants hereunder in all material respects through the Closing;

                           (v) no action, suit, or proceeding shall be pending
or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitration tribunal wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of the transactions contemplated by this Agreement, (B) cause the transactions contemplated by this Agreement to be rescinded following consummation, or (C) materially and adversely affect the right of Target to operate its business in the manner in which it is currently operated;

                           (vi) Parent and Sub shall have received the
resignations, effective as of the Closing, of each director and officer of Target;

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

                           (vii) Target shall have delivered to Parent, Sub or
Parent's counsel a certificate signed by an authorized officer of Target to the effect that each of the conditions specified above in Section 6(a)(i)-(v) is satisfied in all respects;

                           (viii) the consulting and restrictive covenant
agreements between Target and Peter Kools and Matthew Ackerman in substantially the forms set forth in EXHIBITS G-1 AND G-2 shall have been executed and delivered;

                           (ix) the Merger shall have received the Requisite
Parent Stockholder Approval;

                           (x) the amended and restated certificate of
incorporation of Parent in substantially the form attached hereto as EXHIBIT H shall have been approved by the board of directors and the stockholders of Parent in accordance with applicable law and shall have been accepted for filing with the Delaware Secretary of State; and

                           (xi) Target shall use its best efforts to terminate
the Third Amended and Restated Investor Rights Agreement by and among Target, the Investors and the Founders (each as defined in such agreement). Parent and Sub may waive any condition specified in this Section 6(a) if they execute a writing so stating at or prior to the Closing.

                  (b) Conditions to Obligation of Target. The obligation of Target to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties set forth in
Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

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

                           (ii) Parent and Sub shall have performed and complied
with all of their covenants hereunder in all material respects through the Closing;

                           (iii) no action, suit, or proceeding shall be pending
or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitration tribunal wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of the transactions contemplated by this Agreement, (B) cause the transactions contemplated by this Agreement to be rescinded following consummation, (C) materially and adversely affect the right of Parent to operate its business in the manner in which it is currently operated;

                           (iv) the amended and restated certificate of
incorporation of Parent in substantially the form attached hereto as EXHIBIT H shall have been approved by the board of directors and the stockholders of Parent in accordance with applicable law and shall have been accepted for filing with the Delaware Secretary of State.

                           (v) Parent and each holder of Target Preferred Stock
shall have entered into the Investors' Rights Agreement in substantially the form attached hereto as EXHIBIT I.

                           (vi) The Merger shall have received the Requisite
Parent Stockholder Approval;

                           (vii) Parent and Sub shall have delivered to Target a
certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(vi) is satisfied in all respects;

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

                           (viii) the consulting and restrictive covenant
agreements between Target and Peter Kools and Matthew Ackerman in substantially the forms set forth in EXHIBITS G-1 AND G-2 shall have been executed and delivered;

                           (ix) this Agreement and the Merger shall have
received the Requisite Target Stockholder Approval;

                           (x) all employees of Target shall continue in
Target's existing benefit plans until such time as, in Parent's reasonable discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent for its and its affiliates' employees in the United States. Parent shall take such reasonable actions, to the extent permitted by Parent's benefits programs, as are necessary to allow eligible employees of Target to participate in the health, welfare and other benefit programs of Parent or alternative benefits programs in the aggregate that are substantially equivalent to those applicable to employees of Parent in similar functions and positions on similar terms (it being understood that equity incentive plans are not considered employee benefits). Pending such action, Parent shall maintain the effectiveness of Target's benefit plans. To the extent that Parent transitions employees of Target from Target's benefit plans to employee benefit plans and programs maintained by Parent or alternative benefits programs, from and after the Effective Time, Parent shall grant all employees of Target credit for all service (to the same extent as service with Parent is taken into account with respect to similarly situated employees of Parent) with Target prior to the Effective Time for (i) eligibility and vesting purposes and
(ii) for purposes of vacation accrual after the Effective Time as if such service with Target was service with Parent. Parent and Target agree that where applicable with respect to any welfare benefit plan, including without limitation medical or dental benefit plans, of Parent, Parent shall waive any


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

pre-existing condition exclusion and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any employee of Target who was, as of the Effective Time, excluded from participation in a plan maintained by Target by virtue of such pre-existing condition) and similar limitations, eligibility waiting periods and evidence of insurability requirements under any of Parent's group health plans to the extent permitted by such plans. Parent shall provide that any covered expenses incurred on or before the Effective Time by Target's employees or such employees' covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Parent. Notwithstanding the preceding, Parent may elect to maintain any one or more of the employee benefit plans of Target for the Surviving Corporation (or Parent) to cover employees of Target, Parent or any Affiliate of Parent; and

                           (xi) the employment agreements between Parent and
each of (A) Paul Robinson, (B) Mickey Freeman and (C) Steve Avalone shall have been amended such that the anti-dilution provisions set forth in Section 2.7 of such agreements are terminated. The Target may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

         7. Termination.

                  (a) Termination of Agreement. The Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after Target Stockholder approval) as provided below:

                           (i) the Parties may terminate this Agreement by
mutual written consent at any time prior to the Effective Time;

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

                           (ii) Parent and Sub may terminate this Agreement by
giving written notice to Target at any time prior to the Effective Time (A) in the event Target has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Parent and Sub have notified Target of the breach, and the breach has continued without cure for a period of 20 days after receipt of the notice of breach or (B) if the Closing shall not have occurred on or before August 31, 2003, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from Parent and Sub breaching any representation, warranty, or covenant contained in this Agreement);

                           (iii) Target may terminate this Agreement by giving
written notice to Parent and Sub at any time prior to the Effective Time (A) in the event Parent and Sub have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Target has notified Parent and Sub of the breach, and the breach has continued without cure for a period of 20 days after receipt of the notice of breach or (B) if the Closing shall not have occurred on or before August 31, 2003, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from Target breaching any representation, warranty, or covenant contained in this Agreement); or

                           (iv) by either Parent or Target, if (a) there shall
be a final nonappealable order of a federal or state court restraining or prohibiting the consummation of the Merger, or (b) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, that would make the consummation of the Merger illegal.

                  (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 7(a) hereof, all rights and obligations of the Parties hereunder shall terminate without any liability or obligation on the part of Parent, Sub, or Target or their respective officers, directors or


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

stockholders, provided that (i) Section 7, Section 8 and Section 9 shall remain in full force and effect and survive any termination of this Agreement and (ii) the termination of this Agreement shall not relieve any party from any liability for any willful and knowing breach of this Agreement. No termination of this Agreement shall affect the obligations of the Parties contained in the NDA, as amended, all of which obligations shall survive termination of this Agreement.

         8. Remedies for Breaches of this Agreement.

                  (a) Survival of Representations and Warranties. The representations and warranties of Parent, Sub, and Target contained in this Agreement and any other document or certificate relating hereto (collectively, the "Acquisition Documents") shall survive the Effective Time for a period of two years; provided, however, that the representations and warranties contained in Sections 3(l) and 4(j) hereof shall survive the Closing hereunder and continue in full force and effect for a period of five years thereafter. Neither the period of survival nor the liability of Parent, Sub, and Target (as the case may be) with respect to such Party's representations and warranties shall be affected by any investigation made at any time (whether before or after the Effective Time) by or on behalf of Parent, Sub, or Target or by any actual, implied or constructive knowledge or notice of any facts or circumstances that such Party may have as a result of any investigation or otherwise. The parties hereto agree that reliance shall not be an element of any claim for misrepresentation or indemnification under this Agreement. The waiver of any condition based on the accuracy of any such representation or warranty, or based on the performance of, or compliance with, any covenant or obligation, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants or obligations. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by Parent to the Stockholders' Representative or by the Stockholders' Representative to Parent, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

                  (b) Indemnification by the Holders of Target Preferred Stock.

                           (i) After the Effective Time, Parent and its
affiliates (including, after the Effective Time, the Surviving Corporation), officers, directors, employees, agents, successors and assigns (collectively, the "Parent Indemnified Parties") shall be indemnified and held harmless by the holders of Target Preferred Stock, on a pro-rata basis, for any and all liabilities, losses, damages of any kind, diminution in value, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, if a Parent Indemnified Party is the prevailing party, reasonable attorneys', consultants' and experts' fees and expenses and other costs of defending such claims) suffered, incurred, or paid by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them), subject to adjustment for any tax deduction relating thereto, arising out of or resulting from (A) with respect to Parent Indemnified Parties, (i) any inaccuracy or breach of any representation or warranty made by the Target in this Agreement (ii) any awards required to be paid by Parent, or the Surviving Corporation after the Effective Time, to holders of Target Capital Stock as to which appraisal rights have been properly exercised and not withdrawn under Section 262 of Delaware Law or dissenters' rights have been properly exercised and not withdrawn under Chapter 13 of the California Code, or (iii) any cash, equity consideration or other award required to be paid to holders of Target Options or Target Warrants that do not receive

Merger Consideration as set forth herein as result of exercise prior to the Effective Time and (B) with respect to Stockholder Indemnified Parties, any inaccuracy or breach of any representation or warranty made by Parent or Sub in this Agreement ("Losses").

                           (ii) As used herein, "Losses" are not limited to
matters asserted by third parties, but include Losses incurred or sustained by the Parent Indemnified Parties or the Stockholder Indemnified Parties (as defined below) in the absence of claims by third parties.

                           (iii) Notwithstanding anything to the contrary
contained in this Agreement, no indemnification payment by the holders of Target Preferred Stock with respect to any indemnifiable Losses shall be payable until such time as all such indemnifiable Losses shall aggregate to more than $50,000, after which time the holders of Target Preferred Stock shall be liable for all indemnifiable Losses up to and exceeding $50,000.

                           (iv) Claims for indemnification by Parent Indemnified
Parties shall be satisfied solely from payments owing (and not yet distributed) under the Contingent Earn-Out Consideration, and except with respect to indemnification claims for Losses based on fraud, willful misconduct or intentional misrepresentation of the Indemnifiying Party, such payments shall be the sole and exclusive right and remedy for any Losses arising out of any and all claims by Parent Indemnified Parties relating to the subject matter of this Agreement; provided, however, that in no event shall the payments for indemnification exceed $16,000,000.

                  (c) Indemnification by Parent.

                           (i) After the Effective Time, the holders of Target
Preferred Stock and their respective affiliates, officers, directors, employees, agents, successors and assigns (collectively, the "Stockholder Indemnified Parties") shall be indemnified and held harmless by Parent for any and all

Losses, subject to adjustment for any tax deduction relating thereto, arising out of or resulting from any inaccuracy or breach of any representation or warranty made by Parent or Sub in this Agreement:

                           (ii) Target and the Stockholder Indemnified Parties
agree that any claim for indemnification against Parent under this Section 8 shall be made solely through the Stockholders' Representative (as defined below), and that any and all actions with respect to the rights of the Stockholder Indemnified Parties under this Section 8 shall be exercised solely through the Stockholders' Representative.

                           (iii) The parties agree that any payment required to
be made by Parent under this Section 8(c) shall be made in cash.

                  (d) Recoveries. The amount of indemnifiable Losses required to be paid under this Section 8 shall be reduced by (or if already paid, shall be promptly repaid in the amount of) any recoveries actually received by a Parent Indemnified Party or a Stockholder Indemnified Party (as the case may be) under insurance policies or other form of payment received from a third party. The Parent Indemnified Parties and the Stockholder Indemnified Parties (as the case may be) shall take all actions reasonably necessary to mitigate any indemnifiable Losses in connection with an indemnity claim made pursuant to this
Section 8.

                  (e) Indemnification Procedures.

                           (i) For purposes of this Section 8(e), a party
against which indemnification may be sought is referred to as the "Indemnifying Party" and the party that may be entitled to indemnification is referred to as the "Indemnified Party."

                           (ii) The obligations and liabilities of Indemnifying
Parties under this Section 8 with respect to Losses arising from actual claims or demands by any third party which are subject to the indemnification provided for in this Section 8 ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within thirty (30) days of the receipt by the Indemnified Party of such notice. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom. Any notice to a Target Indemnified Party shall be made to the Stockholders' Representative in accordance with (c)(ii) above.

                           (iii) If the Indemnifying Party acknowledges in
writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within twenty (20) days of the receipt of such notice from the Indemnified Party; provided, however, that if by reason of the Third Party Claim a Lien, attachment, garnishment, execution or other encumbrance is placed upon any of the property or assets of such Indemnified Party, the Indemnifying Party, if it desires to exercise its right to assume such defense of the Third Party Claim, must agree to furnish a satisfactory indemnity bond to obtain the prompt release of such Lien, attachment, garnishment, execution or other encumbrance. If the Indemnifying Party assumes the defense of a Third Party Claim, it will conduct the defense actively, diligently and at its own expense, and it will hold, subject to the terms of Section 8(b), all Indemnified Parties harmless from and against all Losses incurred in connection with such Third Party Claim. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably requested by the Indemnifying Party. Except with the written consent of the Indemnified Party (not to be unreasonably withheld), the Indemnifying Party will not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement (i) which does not include as an unconditional term thereof the giving to the Indemnified Party by the third party of a release from all liability with respect to such suit, claim, action, or proceeding; or (ii) unless there is no finding or admission of (A) any violation of Law by the Indemnified Party (or any affiliate thereof), (B) any liability on the part of the Indemnified Party (or any affiliate thereof) or (C) any violation of the rights of any person and no effect on any other claims of a similar nature that may be made by the same third party against the Indemnified Party (or any affiliate thereof).

                           (iv) In the event that the Indemnifying Party fails
or elects not to assume the defense of an Indemnified Party against such Third Party Claim which the Indemnifying Party had the right to assume pursuant to
Section 8(e)(iii), the Indemnified Party shall have the right, at the expense of the Indemnified Party, to defend or prosecute such claim in any manner as it may reasonably deem appropriate and may, subject to the consent of the Indemnifying Party (not to be unreasonably withheld) settle such claim, on such terms as such Indemnified Party may deem appropriate, and the Indemnified Party may seek reimbursement, subject to section 8(b) for any Losses incurred in connection with such Third Party Claim. If the Indemnifying Party does not elect to assume the defense of a Third Party Claim which it has the right to assume hereunder, the Indemnified Party shall have no obligation to do so.

                           (v) In the event that the Indemnifying Party is not
entitled to assume the defense of the Indemnified Party against such Third Party Claim pursuant to Section 8(e)(iii), the Indemnified Party shall have the right, at the expense of the Indemnified Party, to defend or prosecute such claim and, subject to the consent of the Indemnifying Party (not to be unreasonably withheld) consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may reasonably deem appropriate. In such case, the Indemnified Party shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably requested by the Indemnified Party. The Indemnified Party may seek reimbursement, subject to Section 8(b), for any Losses incurred in connection with such Third Party Claim.

                  (f) Stockholders' Representative.

                           (i) Bud Colligan (such person and any successor or
successors being the "Stockholders' Representative") shall act as the representative of the holders of Target Preferred Stock, and shall be authorized to act on behalf of the holders of Target Preferred Stock and to take any and all actions required or permitted to be taken by the Stockholders' Representative under this Agreement or the Note (i) with respect to any claims (including the settlement thereof) made by a Parent Indemnified Party for indemnification pursuant to this Section 8, (ii) with respect to any dispute regarding the Contingent Earn-Out Consideration pursuant to Section 2(d)(v)(B)(3) and, (iii) with respect to the Note pursuant to Section 2(d)(v)(B)(2). The Stockholder's Representative shall be entitled to exercise power with respect to the foregoing, including, without limitation, to (w) hold the Note during the period of up to 120 days and surrender the Note to the Exchange Agent for cancellation and distribution of cash, or conversion into Parent Series B Preferred Shares for distribution, to the holders of Target

Preferred Stock, (x) authorize the offset of earn-out payments in satisfaction of claims by a Parent Indemnified Party, (y) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to any claims for indemnification or any dispute regarding the Contingent Earn-Out Consideration and (z) take all actions necessary in the judgment of the Stockholders' Representative for the accomplishment of the foregoing. In all matters relating to this the foregoing, the Stockholders' Representative shall be the only party entitled to assert the rights of the holders of Target Preferred Stock, and the Stockholders' Representative shall perform all of the obligations of the holders of Target Preferred Stock hereunder. The Parent Indemnified Parties, Parent and its Subsidiaries, successors and affiliates shall be entitled to rely on all statements, representations and decisions of the Stockholders' Representative. The Stockholders' Representative is not entitled to amend this Agreement or take any actions relating to this Agreement prior to the Effective Time.

                           (ii) The holders of Target Preferred Stock shall be
bound by all actions taken by the Stockholders' Representative in his, her or its capacity thereof, except for any action that conflicts with the limitations set forth in Section 8(f)(iv) below. The Stockholders' Representative shall promptly, and in any event within ten business days, provide written notice to the holders of Target Preferred Stock of any action taken on behalf of them by the Stockholders' Representative pursuant to the authority delegated to the Stockholders' Representative under this Section 8(f). The Stockholders' Representative shall at all times act in his or her capacity as Stockholders' Representative in a manner that the Stockholders' Representative believes to be in the best interest of the holders of Target Preferred Stock. Neither the Stockholders' Representative nor any of its directors, officers, agents or employees, if any, shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement or the

Note, except in the case of its gross negligence, bad faith or willful misconduct. The Stockholders' Representative may consult with legal counsel, independent public accountants and other experts selected by it. The Stockholders' Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Note. As to any matters not expressly provided for in this Agreement or the Note, the Stockholders' Representative shall not exercise any discretion or take any action.

                           (iii) Each holder of Target Preferred Stock shall,
severally and not jointly, hold harmless and reimburse the Stockholders' Representative from and against such holder's ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Stockholders' Representative arising out of or resulting from any action taken or omitted to be taken by the Stockholders' Representative under this Agreement or the Note, other than such liabilities, losses, damages, claims, costs or expenses (including the reasonable fees and expenses of any legal counsel retained by the Stockholders' Representative) arising out of or resulting from the Stockholders' Representative's gross negligence, bad faith or willful misconduct; provided, however, that no such holder of Target Preferred Stock shall be liable in excess of such holder's pro rata portion of the Merger Consideration. The Stockholders' Representative shall be entitled to recover any such expenses from the Contingent Earn-Out Consideration prior to the distribution of such funds to the holders of Target Preferred Stock.

                           (iv) In the event that any Stockholder Indemnified
Party assumes the defense of claims or demands that are subject to the indemnification provided for in this Section 8, such Stockholder Indemnified Party shall be entitled to recover reasonable fees and expenses of any legal counsel retained by such Stockholder Indemnified Party in connection with such defense from the Contingent Earn-Out Consideration prior to the distribution of such funds to the holders of Target Preferred Stock.

                           (v) Notwithstanding anything to the contrary herein
or in the Note, the Stockholders' Representative is not authorized to, and shall not, accept on behalf of any holder of Target Preferred Stock any Merger Consideration to which such holder of Target Preferred Stock is entitled under this Agreement and the Stockholders' Representative shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of capital stock of Target or Parent now or hereafter owned of record or beneficially by any holder of Target Preferred Stock unless the Stockholders' Representative is expressly authorized to do so in a writing signed by such holder of Target Preferred Stock.

                           (vi) In the event of the resignation, removal, death
or incapacity of the Stockholders' Representative, a successor shall thereafter be appointed by an instrument in writing signed by such successor and by the holders of Target Preferred Stock holding a majority of the outstanding shares of Target Preferred Stock outstanding immediately prior to the Closing Date, and such appointment shall become effective as to any such successor when a copy of such instrument shall have been delivered to Parent in accordance with Section 9(g). If no such written instrument is delivered to Parent within sixty (60) days of such resignation, removal, death or incapacity, then Parent shall be entitled to appoint a successor, and such appointment shall become effective as to any such successor immediately.

         9. Miscellaneous.

                  (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party shall use its reasonable best efforts to advise the other Parties and their counsel at least one day prior to making the disclosure); and provided further, that notwithstanding anything herein to the contrary, each Party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions (as defined in Section 5(e) above) and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structures.

                  (b) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Section 2 above concerning payment of the Merger Consideration are intended for the benefit of Target Stockholders.

                  (c) Entire Agreement. This Agreement, the schedules and exhibits hereto, and the documents and instruments and other agreements among the Parties hereto referenced herein constitute the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they are related in any way to the subject matter hereof.

                  (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

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

                  (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (g) Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

If to Parent and Sub:                       FUNDever, Inc.
                                            3100 Five Forks Trickum Road SW,
                                            Suite 401.
                                            Lilburn, GA 30047
                                            Attention: Paul Robinson,
                                            Chief Executive Officer
                                            Telephone: (770) 736-9383
                                            Facsimile: (678) 623-3334

with a copy to:                             Daryl B. Cramer, Esquire
                                            Daryl Cramer & Associates, P.A.
                                            3801 PGA Boulevard, Suite 508
                                            Palm Beach Gardens, FL 33410
                                            Telephone:  (561) 659-7005
                                            Facsimile:  (561) 659-0701

If To Target:                               Schoolpop, Inc.
                                            923 Hamilton Avenue
                                            Menlo Park, CA 94025
                                            Attention:  Matthew John Ackerman
                                            Telephone:  (650) 289-2703
                                            Facsimile:  (650) 463-5903

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

with a copy:                                Bennett Yee, Esquire
                                            Gunderson Dettmer, et al
                                            155 Constitution Drive
                                            Menlo Park, CA 94025
                                            Telephone:  (650) 321-2400
                                            Facsimile:  (650) 321-2800

If to Stockholders' Representative:         Bud Colligan
                                            Accel Partners
                                            428 University Avenue
                                            Palo Alto, California 94301
                                            Telephone:  (650) 614-4800
                                            Facsimile:  (650) 614-4880

or to such other address as a Party may designate from time to time pursuant to the notice provisions of this Section 9(g). All such notices and other communications hereunder shall be deemed given (i) upon confirmation of delivery, if sent by facsimile, (ii) upon delivery, if sent by recognized overnight or international courier service or personal delivery and (iii) four
(4) days after delivery via certified mail.

                  (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

                  (i) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval shall be subject to the restrictions contained in the Delaware Act. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

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

                  (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  (k) Expenses. Each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                  (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

                  (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

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


         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                                          FUNDEVER, INC.


                                                          By:    Paul Robinson
---------------------------------------------------              -------------------------------------------------
                                                                 Paul Robinson, Chief Executive Officer


                                                          SCHOOLPOP ACQUISITION CORP.


                                                          By:    /s/ Paul Robinson
---------------------------------------------------              -------------------------------------------------
                                                                 Paul Robinson, Chief Executive Officer


                                                          SCHOOLPOP, INC.


                                                          By:    /s/ Matthew J. Ackerman
---------------------------------------------------               ------------------------------------------------
                                                          Matthew J. Ackerman, Chief Financial Officer


STOCKHOLDERS' REPRESENTATIVE


/s/  Bud Colligan
---------------------------------
Bud Colligan